UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2016

SUNWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36868	01-0592299
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

1010 Winding Creek Road, Suite 100 Roseville, CA	95678
(Address of Principal Executive Offices)	(Zip Code)

(916) 409-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CFO Resignation/Appointment

Effective September 2, 2016, Mr. Tracy Welch resigned as Chief Financial Officer of Sunworks, Inc. (the “Company”).

Effective September 6, 2016, Mr. Paul McDonnel was appointed as the Company’s Chief Financial Officer. Mr. McDonnel will receive a base salary of $202,200 per annum, with a potential bonus payment of $50,000. In addition, after six months, Mr. McDonnel will be eligible to receive stock of the Company in consideration for his service as Chief Financial Officer.

Since 2010 Mr. McDonnel has served as the President of Vulcan Prevision Linings. From 2009 until 2010 Mr. McDonnel served as the Chief Operating Officer of Franklin Convey Products, LLC, and from 2006 until 2009 he served as the Chief Financial Officer of Arrowhead Research Corp. From 2003 until 2005 Mr. McDonnel served as the Chief Executive Officer of Quality Imaging Products, and from 1999 until 2003 he served as the Chief Financial Officer and Senior Manager- Operations of Recall Secure Destruction Services. From 1990 to 1994 Mr. McDonnel served as the Chief Financial Officer of Reid Plastics, Inc. (“Reid”), and from 1994 until 1998 he served as Reid’s Vice President of Operations. From 1987 to 1990 he served as the Vice President of Finance and Administration of Trojan Enterprises, and from 1982 until 1987 he served as Senior-Accountant- Small Business Division for Arthur Andersen & Co. Mr. McDonnel received his Master of Arts- Management Accounting and Bachelor of Science – Accounting from Brigham Young University. Mr. McDonnel is a Certified Public Accountant in the State of California.

Mr. McDonnel does not have a family relationship with any of the executive officers or directors of the Company. Except for the compensation arrangement described above, there are no arrangements or understandings between Mr. McDonnel and any other person pursuant to which he was appointed as Chief Financial Officer of the Company.

Restricted Stock Grant

In March 2015, the Company’s shares of common stock were listed and commenced trading on the NASDAQ Capital Market and simultaneously therewith the Company consummated an underwritten public offering for gross proceeds of approximately $12 million. In recognition of the efforts of James Nelson, the Company’s Chief Executive Officer, in leading the Company through the uplisting and financing transaction consummated by the Company in 2015, on August 31, 2016, the Company’s Compensation Committee deemed it advisable and in the best interest of the Company to grant Mr. Nelson a restricted stock grant of 250,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2016 Equity Incentive Plan (the “2016 Plan”). The restricted stock grant to Mr. Nelson will vest upon the earlier of (i) January 1, 2021, (ii) a Change of Control as defined in the 2016 Plan (iii) upon Mr. Nelson’s retirement or (iv) upon Mr. Nelson’s death. “Change of Control” shall mean (i) a sale of all or substantially all of the Company’s assets or (ii) a merger with another entity or an acquisition of the Company that results in the existing shareholders of the Company owning less than fifty percent (50%) of the outstanding shares of capital stock of the surviving entity following such transaction.

ITEM 8.01 OTHER EVENTS

On September 6, 2016, the Company issued a press release regarding Mr. McDonnel’s appointment as Chief Executive Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) The following are filed as exhibits to this report on Form 8-K.

Exhibit No.	Description

99.1	Sunworks, Inc. Press Release dated September 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNWORKS, INC.

Date: September 6, 2016	By:	/s/ James B. Nelson
	Name:	James B. Nelson
	Title:	Chief Executive Officer